Exhibit 10.19

RAMPART CASINO MANAGEMENT AGREEMENT

THIS RAMPART CASINO MANAGEMENT AGREEMENT (the “Agreement”), is made and entered into effective as of the 1st day of April, 2002 (the “Effective Date”), by and between Rampart Resort Management, LLC, a Nevada limited liability company (together with its permitted successors and assigns under this Agreement, “Operator”), and Millennium Management Group II, LLC, a Nevada limited liability company (together with its permitted successors and assigns under this Agreement, “Manager”).

RECITALS

A.            Operator subleases the casino facilities described in Exhibit A attached hereto, located in the casino hotel known as the JW Marriott Resort, located at the intersection of Rampart Boulevard and Canyon Run Drive, Las Vegas, Nevada, pursuant to that certain Casino Sublease Agreement made and entered, into as of April 1, 2002, as amended, by and between Hotspur Casinos Nevada, Inc., a Nevada corporation (“Landlord”) and Operator for an initial term of ten (10) years (the “Casino Sublease”), and in which Operator operates a “first-class, ‘neighborhood casino” similar in quality to casinos located in existing casino hotels located in Clark County, Nevada, such as the Hard Rock Hotel and Casino, containing dining rooms, restaurants, bars, lounges and a casino, totaling approximately 50,000 square feet (the “Casino”).

B.            Manager is experienced in planning, developing and managing casinos of the type and nature similar to the Casino.

C.            Operator represents that on or about March 22, 2002, it has securing all approvals, licenses and permits necessary to operate the Casino (collectively, the “Licenses”), including any approvals, licenses and permits required by the Gaming Authorities (collectively, the “Gaming Licenses”).

D.            Operator desires to engage Manager as its agent to provide consulting and management services to Operator in connection with the planning, developing, furnishing, equipping, refurbishing, staffing, operating and managing the Casino for the Initial Term and each Extension Term (as defined below), and Manager desires to be so engaged.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties hereto, it is agreed:

1.             THE ENGAGEMENT:  PHASES OF DEVELOPMENT AND OPERATION

Upon and subject to the terms and conditions herein, Operator hereby engages and retains Manager, and Manager hereby agrees to be so engaged and retained by Operator, to provide the management services provided herein (collectively, the “Management Services”). The parties agree and acknowledge that, unless expressly stated herein to the contrary, Operator shall be responsible for all direct costs, fees, reimbursements, or expenses incurred by Manager on behalf of Operator for the provision of the Management Services. Notwithstanding the foregoing, Manager shall be responsible for and pay its own expenses of operations, rent, overhead, employee expenses and general business expenses relating to its business of casino management services. In the event that Manager dedicates one or more of its own employees on a temporary basis to the Casino, Operator shall reimburse Manager for the gross payroll of such person(s) for the relevant time.

2.             TERM

The initial term of this Agreement shall commence upon the approval of the Nevada Gaming Commission for Cannery Casino Resorts, LLC, a Nevada limited liability company, to hold an interest in Operator (the “Commencement Date”) and shall terminate ten (10) years from the Commencement Date (the “Initial Term”). The Initial Term shall automatically renew thereafter for successive one (1) year extension terms (each an “Extension Term”), unless terminated by either party upon written notice to the other not less than one hundred eighty (180) days prior to the expiration of the Initial Term or any Extension Term.

3.             OPERATION OF THE CASINO ON AND AFTER THE COMMENCEMENT DATE

Upon the Commencement Date and during the Initial Term and each Extension Term, Management Services will include Manager having uninterrupted control over the operations of the Casino, including, but not limited to, the gaming, entertainment and restaurant facilities of the Casino, and will, among other services, set various rates and prices, issue casino credit, grant complimentaries, hire personnel and select marketing and promotional campaigns. In addition and more specifically, the following provisions shall govern certain of the duties and obligations of Operator and Manager:

3.1.         General Duties of Manager

Manager shall provide such management services as are usually and customarily performed by managers of a “first class neighborhood casino” similar to the Casino, all at Operator’s expense, generally in accordance with the Annual Plan (as defined below), and Manager shall:

3.1.1.       Maximize Patronage

Use all reasonable efforts, to maximize patronage of the Casino.

3.1.2.       Prepare Budgets/Annual Plan

Prepare the Annual Plan in consultation with, and subject to the approval of, Operator, and revise and update the Annual Plan as required.

3.1.3.       Sales, Marketing and Advertising

Develop and update advertising, public relations, sales and marketing plans; implement and supervise sales and marketing campaigns; develop tour packages; develop and implement player development programs for gaming activities; book entertainment appropriate for the casino; and generally promote the Casino and its facilities.

3.1.4.       Incentives and Extensions of Credit to Promote Patronage

Consistent with the Annual Plan and in conjunction with player development programs, provide complimentary rooms, amenities and extensions of credit to Casino patrons to promote gaming activities at the Casino. In the exercise of its reasonable business judgment and in conjunction with player development programs, Manager shall obtain from patrons receiving credit, to the extent permitted, and in accordance with the applicable gaming laws and regulations (the “Gaming Laws”) as promulgated by such applicable governmental authority supervising gaming activities (the “Gaming Authorities”), appropriate “markers” or “I.O.U.’s” (all forms of credit, including the foregoing, collectively referred to as “Markers”), in accordance with overall credit policies established for the Casino from, time to time in consultation with Operator.

3.1.5.       Employment of Staff

Arrange for the employment, payment, supervision and discharge of all of the Casino employees in accordance with Operator-approved policies.

3.1.6.       Purchase of Supplies; Engage Professionals

Arrange as necessary for the purchase of food, beverages, operating supplies, merchandise required for furnishings, fixtures and equipment (“FF&E”), and all other supplies necessary for the proper operation of the Casino as a “first class neighborhood casino”; arrange for the engagement of advisors, consultants, or other professionals from time to time as reasonably necessary to promote the sound and efficient operation of the Casino, including accountants, financial advisors, real estate advisors, computer consultants, attorneys (subject to the limitations otherwise set forth herein), and such other professionals as appropriate.

3.1.7.       Maintenance

Arrange and provide for the maintenance and repair of the Casino in accordance with the Annual Plan and standards consistent with the Casino.

3.1.8.       Refurbish

Make available such of Manager’s personnel, and arrange for such other personnel that, in Manager’s reasonable judgment, are needed to prepare, review and implement plans and specifications for minor and routine alteration or refurbishment of the Casino as proposed by Operator from time to time; arrange for the design, selection, and scope of replacement of FF&E deemed appropriate by Manager.

3.1.9.       Improve Operations

Improve operations or eliminate operational problems as necessary in the, manner deemed appropriate by Manager.

3.1.10.     Comply with Laws

Cause all such other things to be done in or about the Casino as shall be necessary to comply with the Gaming Laws and requirements of the Gaming Authorities and of any other governmental authority having jurisdiction over the use, maintenance or operation of the Casino.

3.1.11.     Utility Services

Arrange for utility services, telephone, vermin extermination, security, trash removal and other services necessary or reasonably required for the operation of the Casinos as a “first class neighborhood casino”.

3.1.12.     Collection of Revenue

Use all reasonable efforts to collect all charges, rents, Markers and other amounts due on account of the Casino and cause the recovery and/or cause the surrender of space, as applicable and necessary from the Casino guests, patrons, tenants, subtenants, parties providing exclusive services and concessionaires.

3.1.13.     Legal Actions

Subject to the limitations described hereafter, commence legal actions concerning the Casino on behalf of Operator as are necessary or reasonably required, in the opinion of Manager, to preserve and protect the assets constituting the Casino and to collect sums due on account of the operation of the Casino; advise Operator of the commencement of material legal actions concerning the Casino; and to retain counsel, in the manner set forth hereafter on behalf of Operator and Manager, in connection with any action or proceeding commenced by or against Manager or Operator or concerning the Casino.

3.1.14.     Concessions and Leases

On behalf of Operator, grant concessions and leases for services customarily subject to concession or lease, if, in Manager’s reasonable opinion, the granting of such concessions and leases are deemed necessary or desirable.

3.1.15.     Licenses

Obtain and maintain all licenses, as may be required by law to operate the Casino, including all alcoholic beverage facilities and gaming facilities as shall be operated within the Casino.

3.1.16.     Accounting and Financial Controls

Establish such accounting systems and internal controls as may be required by applicable Gaming Laws and render such periodic financial reports and other reports with respect to operations of the Casino from time to time as may be specifically required hereunder.

3.1.17.     Insurance

Advise Operator with respect to, and assist Operator in obtaining, insurance coverage and insurance policies hereafter described.

3.1.18.     Consultation with Operator

At Operator’s reasonable request, make Manager’s personnel available, upon reasonable notice, to consult with and advise Operator concerning all policies and procedures affecting the conduct o the business of the Casino and to consider suggestions with respect thereto made by Operator.

3.2.         Annual Plan

The following provisions shall apply to the Annual Plan:

3.2.1.       Proposed Annual Plan

Manager shall submit a business plan for the Casino to Operator for Operator’s approval not later than thirty (30) days prior to the Commencement Date, and at least thirty (30) days prior to the beginning of each Fiscal Year (as defined below) thereafter (the “Annual Plan”), in a form reasonably satisfactory to Operator which shall include for the ensuing Fiscal Year or portion thereof, as applicable:

(i)            Profit & Loss Statement: An estimated monthly profit and loss statement prepared generally in accordance with GAAP with any variations based on the Gaming Laws or applicable local laws or regulations being duly noted;

(ii)           Receipts & Expenditures: A budget of receipts and expenditures required for the operation of the Casino pursuant to the terms of this Agreement, including rates to be charged and expenditure proposals for:

(A)          payroll, including wages, other remuneration, and fringe benefits;

(B)           food and beverage and other operating supplies;

(C)           FF&E,

(D)          repair and maintenance;

(E)           revisions, alterations, rebuilding, replacements, additions and improvements in and to the Casino;

(F)           advertising, marketing and public relations;

(G)           the engagement of experts and consultants; and

(H)          other operations;

(iii)          Sales and Marketing Plan: A plan for the sales, marketing, and public relations for the Casino.

(iv)          Assumptions: Each Annual Plan shall also contain in narrative form, the assumptions used as the basis of its preparation.

3.2.2.       Procedure for Annual Plan Approval and Dispute Resolution

(i)            Disputed Item. Operator shall provide to Manager its written approval or disapproval (including written comments setting forth in reasonable detail the reasons for Operator’s disapproval, if any) of each Annual Plan not later than thirty (30) days after Operator’s receipt of such, Annual Plan (the “Owner’s Review Period”), if Operator objects to or disputes all or any portion of such Annual Plan (a “Disputed Item”), Manager shall attempt to reach an agreement with Operator with respect to the Disputed Items. Both Operator and Manager will proceed with due diligence and in good faith to attempt to reach agreement with respect to the Disputed Items. If Operator and Manager have not reached an agreement with respect to the Disputed Items within a thirty (30) day period after Manager’s receipt of the Disputed Items (“Manager’s Review Period”), the parties are required, no later than seven (7) days after the expiration of Manager’s Review Period, to submit the Disputed Item(s) and all relevant information pertaining thereto, without regard to the strict rules of evidence, to Piercy Bowler Taylor and Kern, CPAs, of Las Vegas, Nevada (or, if the foregoing is unable to serve, a similar accounting firm mutually agreeable to Operator and Manager) (the “Determining Accountants”). Within thirty (30) days after the receipt of the dispute for resolution, the Determining Accountants shall determine the appropriate amount to be budgeted for the Disputed Item(s) based upon all relevant factors, including the desire of Operator and Manager to maintain and operate the Casino in accordance with standards for a “first class neighborhood casino hotel”, the Gaming Laws, and applicable local laws and customs (to the extent such local customs are consistent with the terms and intent of this Agreement). The determination of the Determining Accountants with respect to the Disputed Item(s) shall be final and conclusively binding upon Operator and Manager. Pending Manager’s receipt of Operator’s approval of an Annual Plan pursuant to this Subparagraph 3.2.2.(i) and/or a decision of the Determining Accountants, Manager shall be entitled to, operate the Casino in accordance with the proposed Annual Plan submitted by Manager; provided, however, that Manager shall endeavor in good faith to preserve Operator’s objections to any Disputed Items pending the Determining Accountants’ decision. The final Annual Plan resulting from the Determining Accountant’s decision as to any Disputed item(s) shall be effective immediately upon receipt by Manager of the Determining Accountants’ written decision, but such Annual Plan shall not affect any expenditures made or committed to by Manager in accordance with the immediately preceding sentence. Notwithstanding anything to the contrary provided herein, any disputes pertaining to amounts budgeted for capital improvements which exceed the amount available in any reserves shall not be submitted to the Determining Accountants for resolution, and if Operator and

Manager cannot reach an agreement with respect to such expenditures for capital improvements, then: (i) unless Operator has changed its position with respect to such capital improvement; or (ii) unless the expenditure is of an emergency nature or necessary for the preservation of safety to persons or property, the amount(s) provided by Operator for such capital improvements shall be utilized in the Annual Plan.

(ii)           Deemed Disapproval: If and only if the managers of Operator (as the term “managers” is defined in Nevada Revised Statutes 86.071) cannot consent to the approval of the proposed plan pursuant to the Operating Agreement of Operator, as amended, Operator shall provide Manager with notice of same within Operator’s Review Period and Operator shall be deemed to have disapproved such Annual Plan as submitted by Manager until such time as Operator provides its written approval or disapproval of such Annual Plan. Pending Manager’s receipt of Operator’s approval of an Annual Plan, pursuant to this Subparagraph 3.2.2.(ii), Manager shall be entitled to operate the Casino in accordance with the most recently prior approved Annual Plan.

3.2.3.       Compliance with Modification to the Annual Plan

During each Fiscal Year, Manager shall, in the performance of the Management Services, use and employ its reasonable efforts, to generally comply with the Annual Plan relating to such Fiscal Year. Manager shall nevertheless retain the discretion to re-allocate part or all of the amount budgeted with respect to any line item to another line item in the budget provided the overall budget is maintained, and to make expenditures not authorized under the applicable Annual Plan under certain circumstances if, in Manager’s good-faith judgment, such expenditures are justifiable as a result of changes in circumstances, such as increased bookings, increased staffing needs or emergency repairs. Notwithstanding the foregoing, in no event shall Manager modify or adjust the Management Fees (as defined below) as provided in the Annual Plan without the prior written approval of Operator.

3.2.4.       Modification to the Annual Plan

If at any time during any Fiscal Year Manager shall, in the performance of the Management Services, determine the Annual Plan relating to such Fiscal Year is no longer appropriate due to significant changes in conditions, circumstances or otherwise, Manager shall submit to Operator for Operator’s approval, a revised Annual Plan (the “Revised Annual Plan”) for the remainder of such Fiscal Year, indicating in narrative form, the reasons why the assumptions used in preparing the original Annual Plan for such Fiscal Year are no longer valid. Operator shall give its written approval or disapproval of the Revised Annual Plan not later than thirty (30) days after receipt thereof. If Operator does not deliver its written approval or disapproval of such Revised Annual Plan within such thirty (30) day period, then Operator shall be deemed to have approved the Revised Annual Plan as submitted by Manager. If Operator objects to all or any portion of the Revised Annual Plan, then Operator shall furnish Manager with its written comments, in reasonable detail, setting forth the reasons for its objections, and Operator and Manager shall attempt to agree with respect to the items to which Operator objects. If an agreement is not reached before the expiration of a thirty (30) day period immediately following the receipt of the objections, the dispute shall be submitted to the Determining Accountants for resolution in accordance with the procedures set forth in Subparagraph 3.2.2; provided, however, that in connection with any disputes pertaining to capital improvements which exceed the amount available in reserves, Operator’s reasonable good faith decision shall control. Pending such final determination, the Revised Annual Plan shall be deemed the operating budget for the remainder of the current Fiscal Year.

3.2.5.       Emergency Expenditures

Whenever, by reason of circumstances beyond the reasonable control of Manager, emergency expenditures are required to be made to ensure that the operating standards of a “first-class neighborhood casino hotel” are maintained or to protect life, person, or property, Manager may make emergency expenditures beyond the provisions of the applicable Annual Plan without the prior written consent of Operator, provided that: (i) the expenditures for any one such occurrence may not exceed Twenty-Five Thousand Dollars ($25,000); and (ii) the aggregate of such expenditures may not exceed One Hundred Thousand Dollars ($100,000) in any Fiscal Year.

3.3.         Legal Proceedings

The following provisions shall apply to any legal proceedings affecting the Casino:

3.3.1.       Insured Claims

All claims against Operator or Manager (or Manager’s Affiliates who may be joined), arising out of the operation of the Casino that are covered in whole or in part by insurance, shall be forwarded by Manager to the appropriate insurance carrier or its agent for defense.

3.3.2.       Non-Extraordinary Proceedings

(i)            Claims: Manager shall have the right to commence legal proceedings utilizing counsel designated by Manager and approved by Operator of a non-extraordinary nature and involving monetary claims of less than $50,000 relating to the operation of the Casino, such as collections, enforcement of contracts and leases and proceedings against the Casino guests, patrons, vendors, service contractors, and tenants.

(ii)           Defense: Other than insured claims in which the liability carrier has the right to choose counsel, Manager shall have the right to defend, through counsel designated by Manager and approved by Operator, legal proceedings of a non-extraordinary nature against Operator or Manager (or Manager’s Affiliates who may be joined) resulting from the operation of the Casino, such as guest claims for loss of property, or injury to persons, and claims relating to employment at the Casino.

3.3.3.       Extra-Ordinary Proceedings

(i)            Claims: Manager shall commence legal proceedings that are of an unusual nature or involving monetary claims in excess of Fifty Thousand Dollars ($50,000) relating to the operation of the Casino upon Operator’s approval of the proceeding and counsel designated by Manager. Manager shall furnish Operator with periodic status reports with respect to such proceedings.

(ii)           Defense: All claims against Operator or Manager (or Manger’s Affiliates who may be joined) arising out of the operation of the Casino of a more significant nature and involving in excess of $25,000 and as to which any insurance company denies coverage (or reserves rights as to coverage), shall be coordinated with Operator and counsel designated by Manager shall be subject to Operator’s approval. Manager shall furnish Operator with periodic status reports with respect thereto.

3.3.4.       Coordinated Defense

In the event that a suit is instituted against Manager or its Affiliates, in which Operator is also named as a party defendant, Operator and Manager shall coordinate the defense of such suit. Nothing herein contained shall be construed as preventing Operator from joining with Manager in any legal proceedings or any action on behalf of or against the Casino, whether of an extraordinary or non-extraordinary nature. If a conflict of interest arises between the legal positions taken by Operator and Manager that the parties are unable to waive or otherwise agree upon, then the parties may each engage counsel of their own choosing.

3.4.         Centralized Purchasing and Related Services

If any other hotels, casinos, resorts, restaurants, casinos, gaming facilities, or related facilities operated by Manager or its Affiliates maintain or adopt a centralized purchasing system whereby operating supplies, food, FF&E, consumables, computer services, insurance coverages under a group plan, public relation services, sales and marketing services, group advertising, reservation systems, or other items or services or programs are purchased or contracted for on behalf of the participants from suppliers or providers designated by Manager or its Affiliates, then Manager shall have the option (but not the obligation) to cause the Casino to participate in such centralized system for so long as Manager is operating the Casino provided that the cost to the Casino of such items, services, or programs (taking into account the quality of the items, services, or programs purchased or contracted for and the payment terms relating to such items, services, or programs) are not less favorable to the Casino than the cost that could be obtained by the Casino from unaffiliated third parties.

3.5.         Bank Accounts

The following shall be applicable tall bank accounts maintained in connection with the Casino:

3.5.1.       Hotel and Casino Accounts

Manager shall establish bank accounts bearing the name of the Casino at a commercial bank or banks selected by Manager in consultation with Operator that shall, in all respects, have: (i) the capability of servicing all of the Casino operations; (ii) a substantial capital base; (iii) insured accounts, if applicable; and (iv) armored or other available security services. The accounts shall be designated as the “Operating Account” and the “Payroll Account” and collectively, the “Casino Accounts”.

3.5.2.       Deposit and Transfer of Funds

All funds of any kind or nature received either by Manager or Operator in connection with the operation of the Casino shall be deposited into the Operating Account. Payment of all expenses and other expenditures in respect of the Casino operations shall be made from the Operating Account, except for payroll and payroll-related expenditures, which shall be made from the Payroll Account. Manager may transfer from the Operating Account to the Payroll Account such monies as shall be required from time to time to satisfy the Casino payroll obligations. Subject to the requirements and prohibitions of applicable laws, in no event will any of the monies deposited in the Casino Accounts be commingled with other funds. Manager may transfer funds between the Casino Accounts checks and other documents of withdrawal on the Casino Account need be signed only by duly authorized representatives of Manager, such funds which in Manager’s reasonable business judgment may be needed for any area of operations.

3.5.3.       Interest

All interest, if any, earned on the Casino Accounts shall accrue to the benefit of Operator. Manager shall make available to Operator, from time to time, when reasonably requested by Operator, all records with respect to the Casino Accounts.

3.5.4.       Statements

Manager shall use its best efforts to provide to Operator a report of the cash receipts of the Casino on a weekly basis or as soon as practicable. Manager shall provide a monthly statement to Operator summarizing all activity in the Casino Accounts and reconciling the balances within the Casino Accounts with the monthly financial statements provided in accordance with Paragraph 3.8.

3.5.5.       Fidelity Bonds

All of Operator’s employees or representatives who are authorized signatories on any of the Casino Accounts shall be bonded or otherwise insured as to fidelity. The form and content of such bond or insurance shall be subject to the reasonable approval of Operator. Operator and Manager shall both be named as obligees or insureds, as appropriate, under such bond or insurance policy and Manager and Operator shall both have the right to enforce the terms of any such bond or insurance policy.

3.5.6.       Other Accounts, Funds Of Owner

Manager shall open such other bank accounts with respect to the Casino as may be agreed upon from time to time by Operator and Manager or as required by law. All funds in the Casino Accounts and all other accounts relating to the Casino maintained pursuant to this Agreement shall, at all times, be deemed to be the funds of Operator.

3.6.         Operator’s Obligation to Provide Funding

The following shall apply to the funding needs of the Casino:

3.6.1.       Funding an Essential Requirement

It is of the essence in this Agreement that Operator shall, at all times, maintain sufficient funds in the Casino Accounts or other reserve accounts, to pay all duly and properly incurred obligations of the Casino on a current basis, and to comply with the Gaming Laws and any other applicable laws or regulations pertaining to any accounts or required reserves. The parties acknowledge and agree that Manager shall have no obligation to pay or satisfy any obligation or other cost or expense of development, capitalization, property acquisition, operation, employment, marketing or other costs and expenses of operating the Casino that is the subject of this Agreement except such costs and expenses as Manager may incur in connection with its own operations and obligations.

3.6.2.       Initial Working Capital

Operator shall, by a date reasonably in advance of the Commencement Date and reasonably acceptable to Manager and Operator, provide Manager with sufficient working capital or reserves as may be required by the Gaming Authorities and lenders or mortgagees to operate the Casino and such sufficient additional working capital as may be adequate to meet the needs of the table betting limits appropriate to the Casino operations (collectively, the “Reserves”).

3.6.3.       Failure to Fund

If at any time the available Reserves, or any other separate reserve, shall not be sufficient or available to pay all of the current expenses, fees, bills or other charges incurred in connection with the operation and maintenance of the Casino, including the payment of the Management Fee, all of which are to be paid from the Operating Account, or to comply with applicable laws or regulations, or to meet or maintain Reserve requirements at a level sufficient to maintain established betting limits, Manager shall so advise Operator, in writing, and shall provide Operator with a statement of the amount of funds necessary to cure such insufficiencies. Thereupon, Operator shall immediately provide sufficient monies to remedy any such insufficiency or shortfall. The failure of Operator to provide such funds shall excuse Manager from only those Management Services hereunder directly and materially affected by any such insufficiency or shortfall during the occurrence thereof. Manager shall be free in its reasonable business judgment to adjust betting limits to the extent permitted under the Gaming Laws, in order to: first, meet payment obligations for Operating Expenses; and second, continue gaming operations and table betting limits to the extent and to the level permitted by the available Reserves.

3.7.         Financial Statements

The financial statements for the Casino shall be prepared in the following manner:

3.7.1.       Monthly Statement

Manager shall prepare and deliver to Operator within twenty (20) days after the end of each month, a profit and loss statement prepared generally in accordance with GAAP, showing the results of the operation of the Casino for the immediately preceding month and for the Fiscal Year, including a comparison with the projections contained in the applicable Annual Plan. Such statement shall be prepared from the books of account maintained by Manager and shall be in form and substance reasonably satisfactory to Operator.

3.7.2.       Annual Statement

Not later than ninety (90) days immediately following the end of each Fiscal Year, Manager shall cause to be prepared and delivered to Operator reasonably detailed financial statements for such Fiscal Year (the “Annual Statements”), which shall consist of: (i) a balance sheet; (ii) a profit and loss statement showing, the results of operations; (iii) a statement of earnings and retained earnings; (iv) a statement of change in financial position; and (v) such other financial statements or reports as are required by the Gaming Authorities or Gaming Laws. Such financial statements shall be prepared by and shall contain a certificate of the accountants, to the effect that, subject to such acceptable qualifications as shall be contained therein, such financial statements fairly present the financial position, results of the operations and changes in financial position of the Casino for the Fiscal Year, or other reporting period then ended, in conformity with GAAP.

3.8.         Payment of Excess Funds to Operator

Upon the written request of Operator, Manager shall pay to Operator all funds in the Operating Account in excess of those reasonably required to meet all of the operating, capital, and other Reserves imposed by any lender, and other financial requirements of the Casino, including, without limitation, all minimum working capital requirements and Reserve requirements imposed by law. Manager, at the request of Operator, shall establish such cash management procedures and accounts from time to time at institutions directed by Operator, for the deposit of such excess funds on behalf of Operator. All income derived therefrom shall accrue to Operator.

3.9.         Books, Records and Accounts

Manager shall keep full and adequate books of account and other records reflecting the results of operations of the Casino on an accrual basis, in accordance with GAAP. The books of account and all other records relating to or reflecting the operation of the Casino shall be kept at the Casino and shall be made available to Operator and its representatives and any other supervisory or regulatory authority having jurisdiction over Operator or the Casino, including the

Gaming Authorities, at all reasonable times upon reasonable notice for examination, audit, inspection and transcription. All of such books and records pertaining to the Casino, including, without limitation, books of account, guest records and front office records, shall at all times be the property of Operator and shall not be removed from the Casino by Manager without Operator’s prior written consent. Upon any termination hereof, all such books and records shall, immediately be turned over to Operator, so as to ensure the orderly continuance of the operation of the Casino with copies (at the expense of Operator) retained by Manager.

3.10.       Employment and Labor Issues

3.10.1.     Compensation

Manager shall establish employee compensation for nonexecutive employment. Operator shall have the final determination with respect to any labor negotiations and by virtue of its participation in the preparation and approval of each Annual Plan, shall have general authority over employee compensation. Executive compensation shall generally conform with the estimates of the applicable Annual Plan.

3.10.2.     Employment Costs

All claims, liabilities or obligations arising during or after the Initial Term and each Subsequent Term with respect to the employees of the Casino relating to salaries, wages, compensation, overtime pay, holiday pay, vacation pay, raises, bonuses, employee benefits, severance pay, grievances under union contracts, unfair labor practice charges before any governmental labor board or authority, worker’s compensation, disability, unemployment benefit, breach of employment contracts, safety and health matters, and employment discrimination of any nature whatsoever, and any and all court costs and legal fees incurred in defending such claim (collectively, “Employment Costs”) shall be charged to and payable by the Casino as an Operating Expense (as defined below).

3.10.3.     Disputes With and Claims By Employees

The defense of employment and labor claims (collectively, “Employment Claims”) to the extent appropriate, may be defended at the Casino’s administrative level with the assistance of the human resources manager. Manager, on behalf of Operator and itself, may engage employment and labor counsel as needed. The cost of defending Employment Claims, as well as sums required for settlement, re-instatement, back pay and the like, as required, shall be charged as an Operating Expense. Settlements that exceed Twenty-Five Thousand Dollars ($25,000) shall be subject to Operator’s approval, which approval shall not be unreasonably withheld.

3.11.       Payment of Taxes

On behalf of Operator, Manager shall, as an expense of the Casino and as reflected in the applicable Annual Plan, pay or cause to be paid, before they become delinquent, all taxes, assessments, excises, levies, License and permit fees and other charges (including all penalties and interest relating thereto, regardless of such penalties or interest are reflected in the applicable Annual Plan) general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind or nature whatsoever, which shall or may during the term of this Agreement be levied, assessed, charged and/or imposed by any public or quasi-public authority upon, or accrue, or become due and payable, out of or on account of, or become a lien on the Casino, the FF&E, or other real and personal property serving the Casino, as applicable and any related facilities or improvements or personal property now or hereafter situated within the Casino, and which are the responsibility of Operator and not the responsibility of the Landlord.

3.12.       Payment of Mortgages

Subject to the terms and provisions of each of (i) the Casino Sublease, and (ii) that certain Casino Prime Lease Agreement made and entered into as of April 1, 2002 by and between Hotspur Resorts Nevada, Inc., a Nevada corporation and Landlord (the “Casino Lease”), on behalf of Operator, Manager shall, as an expense of the Casino and as reflected in the applicable Annual Plan, pay or cause to be paid before they become delinquent, all mortgages, ground leases, leases, and other, liens secured, in whole or in part, by a lien or leasehold on the Casino the FF&E and other real or personal property serving the Casino, as applicable, and any related facilities, improvements, or personal property, and which are the responsibility of Operator and not the responsibility of the Landlord.

3.13.       Compliance With Laws

Manager shall:

(i)            Not use the Casino or any portion thereof, and Manager shall use diligent efforts to see that others do not use the Casino or any portion thereof, for any use or purpose in violation of the Gaming Laws or of any other valid and applicable law or regulation of any lawful authority having jurisdiction over the Casino;

(ii)           In all respects use all reasonable efforts to cause the use and operation of the Casino to comply with all valid and applicable laws and regulations of all governmental authorities;

(iii)          Comply with the requirements of the City of Las Vegas, Clark County, and the State of Nevada, or any other governmental authority that may exercise governmental or quasi-governmental control over the Casino (provided that Manager shall have no obligation not to so comply or to correct any alleged defect unless the same is specifically called to the attention of Manager by Operator or by any such governmental authority); and

(iv)          Comply with all requirements of the Gaming Authorities and the Gaming Laws as modified from time to time, as if such Gaming Laws were fully set forth herein.

3.14.       Physical Plant and Property Maintenance

Subject to the terms and provisions of the Casino Sublease and the Casino Lease, the following provisions shall apply to the Casino’s physical plant, fixtures and personality:

3.14.1.     No Changes Without Operator’s Consent

Except as set forth in Subparagraph 3.14.2, no changes shall be made to the Casino’s structure or any improvements now or hereafter situated within the Casino without Operator’s consent, which consent Operator shall be entitled to withhold in its sole discretion; provided, however, that such withholding of consent has not and will not cause the Casino to fall below a “first-class-neighborhood casino” level of quality.

3.14.2.     Alterations, Remodeling, Demolition

Manager shall, as reflected in the applicable Annual Plan, and in accordance with the provisions of the Casino Sublease, have the right to alter, remodel and/or demolish the Casino’s structure, any improvements now or hereafter situated within the Casino, or to replace or add to any of the FF&E located within the Casino without any additional prior consent of Operator.

3.14.3.     Repairs, Replacements, Maintenance

Manager shall, from time to time and as reflected in the applicable Annual Plan and in accordance with the provisions of the Casino Sublease, make such expenditures as an Operating Expense for repairs and maintenance of FF&E, for the replacements, renewals and additions to minor operating equipment, and for minor capital improvements (meaning those capital improvements other than structural repairs and changes and extraordinary repairs to or replacement of FF&E as necessary or required, in Manager’s reasonable opinion), to keep the Casino operating as a “first-class neighborhood casino” If any repairs or maintenance shall constitute corrective work for which Operator has received or is entitled to the benefit of the guarantee or warranty of any builder, contractor or any supplier of labor or material in connection with the construction or maintenance of the Casino or with respect to the FF&E installed therein, then Manager may invoke such guarantees or warranties in either Operator’s or Manager’s name and Operator shall cooperate fully with Manager in the enforcement thereof. Operator reserves the right to sell any of the FF&E located in the Casino from time to time, provided that Operator substitutes FF&E of like kind, quality and utility.

3.14.4.     Required Structural Repairs

If structural repairs or changes to the Casino or extraordinary repairs to, or replacement of any FF&E shall be required during the Initial Term or any Extension Term by the provisions of any mortgage encumbering the Casino, any loan agreement with respect to the Casino, in order to maintain the Casino in the operating condition of a “first-class neighborhood casino, by reason of any laws or regulations now or hereafter in force, or by order of any governmental authority or otherwise, or because Manager and Operator jointly agree upon the desirability thereof, then, in any such event, such repairs, changes or replacements shall be made by Operator, or at the request of Operator, by Manager, at Operator’s sole expense, and shall be made with as little hindrance to the operation of the Casino as is reasonably possible. Notwithstanding the foregoing, Operator shall have the right to contest the need for any such repairs, changes or replacements required by any law, regulation, or order of governmental authority and may postpone compliance therewith, if so permitted by law.

3.15.       Insurance

Manager, shall at all times throughout the Initial Term and each Extension Term, provide and maintain, or cause to be provided and maintained, for the Casino and related facilities as an expense of the Casino, the types and amounts of insurance coverages stated in the Casino Sublease.

4.             MANAGER’S FEES

For Management Services rendered, encompassing operation of the Casino on and after the Commencement Date, for each Fiscal Year or fraction thereof during the Initial Term and each Extension Term, Operator shall pay Manager and Manager shall accept from Operator, an annual management fee (the “Management Fee”) equal to the sum of Two Million Dollars ($2,000,000), payable in equal monthly installments of One Hundred Sixty-Six Thousand Six Hundred and Sixty-Seven Dollars ($166,667). In addition, upon completion of, the merger of Rampart Casino, LLC with and into Operator, with Operator as the surviving entity (the “Rampart Merger”), Operator will pay to Manager an amount equal to the pro rata portion of the Management Fee that Manager would have earned for the period commencing as of the initial date of the Casino Sublease and ending as of the Commencement Date.

4.1.         Definitions

In addition to the definitions provided throughout this Agreement, the following definitions shall be applicable to this Agreement.

4.1.1.       Affiliate

“Affiliate” means, as to any person any other person that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, such person. As used in this definition, “control” (and the correlative terms “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether though ownership of membership interests, by contract, or otherwise. As used in this definition, “person” shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union or association.

4.1.2.       Change in Control

“Change in Control” means an event which results in change in the ownership of more than fifty percent (50%) of, the membership interests of Operator.

4.1.3.       EBITDA

“EBITDA” means the amount determined by subtracting Operating Expenses from Gross Revenues for a Fiscal Year.

4.1.4.       Fiscal Year

“Fiscal Year” means and coincides with and is identical to the calendar year for all purposes; provided, however, it is understood that the first Fiscal Year under the Agreement may be a partial calendar year.

4.1.5.       GAAP

“GAAP” means generally accepted accounting principles applied on a consistent basis to the hotel and gaming industry generally in accordance with the Uniform System of Accounts.

4.1.6.       Gross Revenues

“Gross Revenues” means, for any Fiscal Year, all receipts, revenues, income and proceeds of sale of every kind or nature derived directly or indirectly from the operation of the Casino, and services rendered to, and rentals of all kinds received from tenants, subtenants, licensees and occupants of space located in the Casino, including, without limitation, all receipts, revenues and income derived from: food and beverage operations, bar and lounge operations; gross revenues from gaming operations within the Casino less sums paid out as winnings (“Gaming Revenues”) meeting room facilities, space rentals to stores and other tenants within the Casino; proceeds from any “business interruption” or “use and occupancy, policy of insurance; and any amount recovered in any legal action or proceeding or settlement thereof which arose out of the operation of the Casino, which amount under GAAP is properly included as an income item. All of the foregoing shall be calculated on an accrual basis whether in cash or in credit. The following revenues are excluded from the definition of “Gross Revenues”:

(i)            All taxes collected as direct taxes from guests or patrons of the Casino or in respect of any business conducted in the Casino to be paid to duly constituted taxing authorities having jurisdiction, such as local gaming taxes, or withholding taxes assessed against gaming patrons’ winnings, if applicable, or sales taxes;

(ii)           Tips and service charges collected for payment to employees; and

(iii)          Proceeds of sales of property, real and personal, other than sales in the ordinary course of the Casino’s business.

4.1.7.       Operating Expenses

“Operating Expenses” means all operating expenses related to the Casino for the applicable Fiscal Year determined in accordance with GAAP, including, without limitation, Employment Costs, employer’s liability and similar, operating insurance premiums, Licensing Fees, professionals, fees pertaining to operational matters, the Management Fee, and all real estate and personal property taxes and assessments levied against the Casino and which are the responsibility of Operator. The following shall be excluded from the definition of Operating Expense: debt service, if any; lease payments or finance or carrying charges for FF&E; depreciation; and the interest on monies borrowed by Operator.

4.2.         Time of Payment of Management Fee

The Management Fee shall be paid by Operator to Manager on the first day of each calendar month, for the preceding calendar month. Operator hereby authorizes Manager to pay itself the Management Fee, monthly, from the Operating Account.

4.3.         Reimbursement for Costs and Expenses

Operator shall at all times be responsible for providing sufficient working capital for the operation of the Casino, and Manager shall be reimbursed by Operator for the costs and expenses incurred in connection with the development and operation of the Casino including, but not limited to:

4.3.1.       Operator’s Responsibility for Working Capital and Costs

Operator shall at all times make available sufficient working capital to finance and support the uninterrupted and efficient development and operation of the Casino as a “firstclass neighborhood casino” including, without limitation, those funds and expenses enumerated in Paragraph 3.7 hereof and as projected in the Annual Plan.

4.3.2.       Reimbursement Out of Operating Account

Manager may reimburse itself from the Operating Account for all reimbursable out-of-pocket costs and expenses paid or incurred on behalf of Operator.

4.4.         Place of Payment

The Management Fee and reimbursement of out-of-pocket costs and expenses shall be paid to Manager in U.S. Dollars at Las Vegas, Nevada or such other reasonably convenient situs as may be reasonably determined by Manager from time to time.

5.             ASSIGNMENT

5.1.         By Manager

Manager shall have no right to assign this Agreement or any interest herein without the prior written consent of Operator.

5.2.         By Operator

Operator shall have the right to assign this Agreement as follows:

5.2.1.       Assumption By Assignee

Operator shall have the right to assign this Agreement in connection with any sale or other disposition of Operator’s interest in the Casino and related facilities, without the consent of Manager, and Operator shall thereupon be relieved of any obligation or liability arising from and after such assignment, provided that:

(i)            The assignee of Operator’s interest assumes, in writing, all of the obligations of Operator hereunder;

(ii)           Written notice of such assignment is given by Operator to Manager within five (5) business days after the making of such assignment, along with an executed duplicate counterpart of the instrument of assignment pursuant to which the assignee assumed all of the obligations of Operator hereunder;

(iii)          Approval is given of any such assignee, Transfer and Transferee (as defined below) by the Gaming Authorities; and

(iv)          The conditions of subparagraph 5.2.2 are fully met.

5.2.2.       Criteria as to Permitted Assignee

Operator warrants and represents to Manager that any proposed assignee or transferee of Operator in connection with a sale or transfer of any legal, beneficial or equitable interest of Operator of any kind in whole or in part in the Casino Sublease (a “Transfer”) and the parties and any entity in which they have an interest to whom such assignment or Transfer is being made, or the party or entity making the investment shall be collectively referred to as a “Transferee”), shall meet the following conditions:

(i)            Each such Transferee shall be subject to prior review and approval by the Gaming Authorities;

(ii)           Each such Transferee shall be a person of good character, good reputation for honesty and integrity and shall have that degree of financial stability appropriate to an investment in Operator’s interest in the Casino;

(iii)          Each such Transferee and Operator, as applicable, shall submit to the Gaming Authorities on a timely basis: all requested information regarding the Transfer and Transferees; and all documentation, statements and applications or such appropriate forms as may be required, providing sufficient information regarding each such Transferee’s financial stability, integrity, and good reputation for honesty and integrity (collectively, the “Transfer Support Documents”);

(iv)          Operator shall cause the Transfer Support Documents and any other pertinent information reasonably sufficient to permit Manager to conduct its own due diligence investigation of each such Transferee to be delivered to Manager in order for Manager to ascertain to its satisfaction that each such Transferee meets the Gaming Authorities criteria; and

(v)           No Transfer shall be consummated until the Gaming Authorities have approved of each such Transfer and Transferee, as required by the Gaming Authorities.

5.2.3.       Failure of Transferee to Meet Criteria

In no event shall Operator have the right to complete any Transfer to any Transferee who does not meet the standards of good character, good reputation for honesty and integrity and financial stability as required by the Gaming Authorities and the approval by the Gaming Authorities of such Transfer to such Transferee shall be a precondition to any such Transfer. The failure to obtain such approval of the Gaming Authorities for such Transfer to any Transferee shall constitute a material default by Operator (and successor to Operator if applicable) of this Agreement.

5.2.4.       Manager’s Right to Terminate

Notwithstanding the foregoing, it is agreed that Manager shall have the right to terminate this Agreement in the event of a permitted Transfer by Operator to any Transferee, if Manager so elects.

6.             DAMAGE AND DESTRUCTION

If the Casino or any portion thereof shall be damaged or destroyed at any time during the Initial Term or any Extension Term by fire, casualty or other cause to such an extent that it would be either impossible or impracticable, in Operator’s sole discretion, to repair the Casino or to continue to operate the Casino as a “first-class neighborhood casino” then Operator may terminate this Agreement by giving written notice of termination to Manager, whereupon this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose or accrued prior to termination and continue to exist, or have cause to exist, post-termination. Otherwise, this Agreement shall remain in full force and effect, and, subject to the terms and provisions of the Casino Sublease and the Casino Lease, Operator shall promptly rebuild the Casino as a “first-class neighborhood casino, at its sole cost and expense.

7.             CONDEMNATION

If the entire Casino shall be taken in eminent domain or condemnation proceedings, or the equivalent thereto, or if such portion of the Casino shall be taken in eminent domain or condemnation proceedings, or the equivalent thereto, to such an extent that in the sole discretion of Operator, it is impossible or impracticable to continue to operate the Casino, then, in either of such events, Operator shall have the right to terminate this Agreement by giving written notice of such termination to Manager and upon the giving of such notice, this Agreement shall be terminated and of no further force and effect, except with respect to the duties, liabilities and obligations of the parties which arose Or accrued prior to termination and continue to exist, or have cause to exist, post-termination. In the event of termination under this Paragraph 7, such termination shall be effective upon the date of taking. The provisions of this Paragraph 7 with respect to termination shall be applicable if Operator makes a conveyance in lieu of condemnation, in which event the day of the execution and delivery of such conveyance shall be the date of termination. If this Agreement is not terminated in accordance with the terms of this Paragraph 7, then this Agreement shall remain in full force and effect, and subject to the terms and provisions of the Casino Sublease and the Casino Lease, Operator shall promptly rebuild or restore the Casino as a “first-class neighborhood casino” at its sole cost and expense:

8.             NON-DISTURBANCE

Operator hereby covenants and agrees, and it is the essence of this Agreement and as an inducement to execution, that Manager, subject to the terms and conditions of this Agreement, shall have uninterrupted control of and the exclusive responsibility for the operation of and the right to operate and manage the Casino during the Initial Term and each Extension Term. Except as set forth in this Agreement, Operator will not interfere or involve itself with the day-to-day operation of the Casino. Operator further agrees to take such action as is from time to time necessary to preserve such rights in Manager for the Initial Term and each Extension Term. Manager acknowledges that it is a fiduciary with respect to Operator, and agrees that it will discharge its fiduciary duties and responsibilities in the control and operation of the Casino in good faith and for the purposes of maximizing Gross Revenues; provided, however, that in no event shall Operator make any claim against Manager on account of any alleged errors of judgment made in good faith in connection with operation of the Casino, unless such error results from the gross negligence or recklessness of Manager.

9.             DEFAULT

9.1.         Default By Manager

The following events shall be deemed to be “Events of Default by Manager under this Agreement:

9.1.1.       Non-Compliance with Terms

Manager shall fail to comply, in any material respect, with any of the terms, conditions, provisions or covenants of this Agreement to be complied with by Manager and Manager shall not cure such failure within thirty (30) days after written notice thereof given by Operator to Manager, or, if such failure is not reasonably susceptible of being cured within said thirty (30) day period, if Manager shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall thereafter fail to complete the curing of such failure with reasonable diligence.

9.1.2.       Insolvency

Manager shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of creditors.

9.1.3.       Bankruptcy Filing

Manager shall file a petition under any section or chapter of the United States Bankruptcy Code, as amended, or under any similar law or statute of the governmental authority, or if Manager shall be adjudged bankrupt or insolvent in proceedings filed against Manager thereunder.

9.1.4.       Appointment of Receiver

A receiver or trustee shall be appointed for Manager or for all or substantially all of the assets of Manager, and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

9.1.5.       Loss of License

Manager’s License to operate the Casino shall at any time be suspended for any reason by the Gaming Authorities and Manager shall fail to cure such suspension within thirty (30) days from such suspension, or Manager or any holder of any equity interest in Manager shall be temporarily or permanently prohibited from deriving any benefit from the operations of the Casino as a direct result of the investigation or License process by the Gaming Authorities and Manager shall fail to cure or take substantial steps to cure if said default cannot reasonably be cured within said thirty (30) day period, such prohibition within thirty (30) days thereafter.

9.2.         Default By Operator

The following events shall be deemed to be Events of Default by Operator under this Agreement:

9.2.1.       Failure Fund

Operator shall fail to provide sufficient funds in the Operating Account to pay all of the current expenses, fees, bills or other charges in connection with the Casino, or to maintain the required working capital deposits or Reserves as required herein, within thirty (30) days after receiving written request therefor by Manager.

9.2.2.       Non-Compliance with Terms

Operator shall fail to comply in any material respect with any other term, provision or covenant of this Agreement to be complied with or performed by Operator, and shall not cure such failure within thirty (30) days after written notice from Manager to Operator; or, if such failure is not susceptible of being cured within said thirty (30) day period, if Operator shall fail to commence to cure such failure within said thirty (30) day period, or, having commenced, shall, thereafter, fail to complete the curing of such failure with reasonable diligence

9.2.3.       Insolvency

Operator shall become insolvent, shall make a transfer in fraud of its creditors, or shall make an assignment for the benefit of its’ creditors.

9.2.4.       Bankruptcy Filing

Operator shall file a petition under any bankruptcy law or similar law for a relief of debtor or if Operator shall be adjudged bankrupt or insolvent in proceedings filed against Operator thereunder.

9.2.5.       Appointment of Receiver

A receiver or trustee shall be appointed for Operator or for all or substantially all of the assets of Operator and such appointment is not vacated or otherwise caused to be set aside within ninety (90) days from the occurrence thereof.

9.2.6.       Loss of Gaming or Operating License

Operator’s License to operate the Casino shall at any time be suspended for any reason by the Gaming Authorities and Operator shall fail to cure such suspension within thirty (30) days from such suspension, or Operator or any holder of any equity interest in Operator shall be temporarily or permanently prohibited from deriving any benefit from the operations of the Casino as a direct result of the investigation or License process by the Gaming Authorities and Operator shall fail to cure such prohibition, within thirty (30) days thereafter, provided that any such suspension or prohibition shall not be as a direct result of Manager’s properly funded operation of the Casino or caused by any acts or omissions of Manager, its officers, employees, and agents.

9.3.         Remedies for Default

Should either party default in its obligations under the terms, conditions and provisions of this Agreement, the other party shall have the right to terminate this Agreement without any prior notice to the defaulting party, and to enforce this Agreement and further, shall have such other rights and remedies on account of such default, both at law and in equity (including the right to seek injunctive relief without the posting of a bond which bond requirement, if applicable, is hereby waived) as is provided, established or allowable under applicable law.

10.          MANAGEMENT STANDARDS

Manager shall exclusively manage and maintain the Casino in a manner utilizing standards and procedures which are comparable to the management of a “first-class neighborhood casino” similar in quality to existing casinos located in Clark County, Nevada, such as the casino located in the Hard Rock Hotel and Casino, subject to such adjustments as Manager in its reasonable discretion deems necessary. Manager shall establish such standards and procedures in its reasonable discretion, subject to standards and procedures required by law.

11.          COOPERATION OF OPERATOR AND MANAGER

Operator and Manager shall cooperate frilly with each other during the Initial Term and each Extension Term to facilitate the performance by ‘Manager of Manager’s obligations and responsibilities set forth in this Agreement and to procure and maintain all necessary Licenses. Operator shall provide Manager with such information pertaining to the Casino necessary to the performance by Manager of its obligations hereunder as may be reasonably and specifically requested by Manager from time to time.

12.          NON-COMPETITION

For a period commencing on the date hereof and ending on the first anniversary of the expiration or termination of this Agreement (the “Non-Compete Period”), Manager, for itself and its Affiliates, agrees not to, except as set forth below, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, member, stockholder, officer, director, manager or in any other individual or representative capacity, engage or participate in any business or activity involving the operation of a “first-class neighborhood casino” within a three’ (3) mile radius of the Casino; provided, however, that nothing in this Paragraph 12 shall prevent Manager, or any member, manager, officer, employee or Affiliate of Manager, from: (i) engaging or participating in such business or activity at the request of and on behalf of either Operator or Cannery Casino Resorts, LLC, a Nevada limited liability company (“Cannery Casino Resorts”) (ii) owning beneficially, as an investment, up to an aggregate of one percent of a class of equity securities that is publicly traded and registered under Section 12 of the Securities and Exchange Act of 1934, or (iii) owning beneficially a membership interest in Cannery Casino Resorts. Manager, for itself and its Affiliates, represents to Operator that the enforcement of the restrictions contained in this Paragraph 12 would not be unduly burdensome to it.

Manager, for itself and its Affiliates, agrees that a breach or violation of the non-competition covenant set forth in this Paragraph 12 (the “Covenant”) shall entitle Operator, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of the Covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which Operator may show itself justly entitled. Further, during any period in which Manager or any of its Affiliates are in breach of the Covenant, the time period of the Covenant shall be extended for an amount of time that Manager or any of its Affiliates are in breach hereof, with the effect that the total duration of the Covenant shall be the original period plus the actual amount of time that Manager or any of its Affiliates is in breach.

The representations and Covenant contained in this Paragraph 12 will be construed as ancillary to and independent of any other provisions of this Agreement, and the existence of any claim or cause of action of Manager against Operator or any member or manager of Operator, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Operator of the Covenant.

Further, Manager, for itself and its Affiliates, agrees that the Covenant set forth herein is appropriate and reasonable when considered in light of the nature and extent of the business conducted by Operator. Manager, for itself and its Affiliates, acknowledges and agrees that: Operator would not enter into this Agreement unless Manager, for itself and its Affiliates, agreed to the Covenant; and (ii) it has read and understands the terms of this Agreement, including, without limitation, the Covenant, and has been provided the opportunity to discuss this Agreement and the Covenant with Operator and counsel of its choice and has carefully considered the nature and extent of the restrictions upon it and the rights and remedies conferred upon Operator hereunder. Manager, for itself and its Affiliates, hereby acknowledges and agrees that Operator has a legitimate interest in protecting its business and that the Covenant is reasonable in limitations as to time, scope, geographical area and activity, and is fully required and is no greater than necessary to protect the legitimate business interests of Operator.

Manager, for itself and its Affiliates, farther agrees that the Covenant is not unduly harsh or oppressive to Manager, or any of its Affiliates, in curtailing their legitimate efforts to earn a livelihood and does not stifle the inherent skill and experience of Manager, or any of its Affiliates, or confer a benefit upon Operator disproportionate to the detriment to Manager, or any of its Affiliates, or harm in any manner whatsoever the public interest or operate as a bar to the sole means of support of Manager, or any of its Affiliates.

Manager, for itself and its Affiliates, agrees that if the Covenant should be held by any court or other constituted legal authority to be void or unenforceable in any particular area or jurisdiction, then Manager and Operator shall consider this Agreement to be modified so as to eliminate that particular area or jurisdiction as to which the Covenant is held to be void or otherwise unenforceable, and as to all other areas and jurisdictions and scope covered by this Agreement, the terms hereof shall remain in full force and effect as originally written. Further, if the Covenant should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction or scope only if said covenant is modified to limit its duration or scope, then Manager and Operator shall consider such Covenant to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court or other constituted legal authority, and as to all other political subdivisions of the United States, the Covenant shall remain in full force and effect as originally written.

In addition to such other remedies, including the injunctive relief described above, as Operator may be entitled to if Manager, or any of its Affiliates, shall violate any legally enforceable provision of this Paragraph 12, Manager shall pay as and for liquidated damages to Operator an amount equal to $50,000 for each month, or portion thereof, that Manager, or any of its Affiliates, is in violation of any legally enforceable provision of this Paragraph 12. If Operator is not entitled to seek both liquidated damages and injunctive relief, Operator shall be entitled to elect, in its sole discretion, between the two remedies.

13.          INDEMNIFICATION

13.1.       Manager’s Indemnification

Except ‘as otherwise set forth herein, Manager covenants and agrees that it will protect, keep and defend Operator forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances, including, without limitation, Gaming Laws, occasioned by the negligence of Manager or those holding under Manager and that Manager will at all times protect, indemnify, defend and save and keep Operator harmless against and from any and all claims and against and from any and all loss, cost, damage or expense, including reasonable attorneys, fees, arising out of any negligence of Manager in any respect to comply with and perform all the requirements and provisions hereof except to the extent that any penalty, damage, charge, loss, cost or expense is caused by the negligent or wanton or willful acts of Operator or its members, managers, officers, employees, or agents. Without limiting the generality of the foregoing, and with, the inclusion of the same exceptions as set forth above, Manager covenants and agrees that it will protect, keep and defend Operator forever harmless and indemnified against any and all debt, claim, demand, suit or obligation of every kind, character and description that may be asserted, claimed, filed or brought against Operator where such claim arises out of or is asserted in connection with any Management Services, including, without limitation, any claim by any subtenant, guest, licensee or invitee of Manager. This indemnity does not apply to loss or damage occasioned by defects in the Casino. Nothing in this Paragraph 15 shall override the right of Manager to employ counsel as an Operating Expense and assert defenses as set forth in Paragraph 3.3 above. Notwithstanding the foregoing, this indemnity does not apply to any claim, loss, cost, damage, expense; penalty or obligation in the event such claim, loss, cost, damage, expense, penalty or obligation is within the scope of or is the subject of one or more policies of insurance obtained by Manager or Operator. Under no circumstances shall the liability of Manager for indemnification hereunder exceed the amount of One Million Dollars ($1,000,000). The foregoing indemnity shall survive the expiration or early termination of this Agreement.

13.2.       Operator’s Indemnification

Except as otherwise set forth herein, Operator covenants and agrees that it will protect, keep and defend Manager forever harmless and indemnified against and from any penalty or damage or charges imposed for any violation of any laws or ordinances, including, without limitation, Gaming Laws, occasioned by the negligence of Operator or those holding under Operator, and that Owner will at all times protect; indemnify, defend and save and keep Manager harmless against and from any and all claims and against and from any and all loss, cost, damage or expense, including reasonable attorneys’ fees, arising out of any negligence of Operator in any respect to comply with and perform all of the requirements and provisions hereof; except to the extent that any penalty, damage, charge, loss, cost or expense is caused by the negligent or wanton or willful acts of Manager or its members, managers, officers, employees or agents. Without limiting the generality of the foregoing, and with the inclusion of the same exceptions as set forth above, Operator covenants and agrees that it will protect, keep and defend Manager forever harmless and indemnified against any and all debt, claim, demand, suit or obligation of every kind, character and description that may be asserted, claimed, filed or brought against Manager where such claim arises out of or is asserted in connection with Operator ownership of the Casino or the Land. Notwithstanding the foregoing, this indemnity does not apply to loss or damage occasioned by defects in the Casino and Operator shall not indemnify Manager as to any claim, loss, cost, damage, expense, penalty or obligation in the event such claim, loss, cost, damage, expense, penalty or obligation is within the scope of or is the subject of one or more policies of insurance obtained by Operator or Manager. Under no circumstances shall the liability of Operator for indemnification hereunder exceed the amount of One Million Dollars ($1,000,000).

13.3.       Defense Counsel

Defense counsel engaged by Manager or Operator, as indemnitor, shall be reasonably acceptable to Manager and Operator, as indemnitee. Without limiting the generality of the foregoing, indemnitee shall be promptly provided with copies of all claims and pleadings, as well as correspondence, memos, documents and discovery with respect thereto, unless within the scope of any applicable privilege, relating to any such matters. Indemnitee shall be given prior written notice of all meetings, conferences and judicial proceedings, and shall be afforded an opportunity to attend and participate in same. Indemnitee shall have the right to engage independent counsel, at its sole expense, to represent indemnitee as additional and/or co-counsel in all such proceedings, trials, appeals and meetings with respect thereto.

14.          CONFIDENTIAL INFORMATION

Manager agrees for itself and its Affiliates, agents, representatives and consultants to hold in the strictest confidence and not to disclose to any person, entity, party, firm or corporation (other than agents or representatives of Manager who are also bound by this Paragraph 14) without the prior express written consent of Operator (except as such disclosure are required by applicable securities laws, Gaming Laws, Gaming Authorities, or under order of a court of competent jurisdiction) any of Operator’s confidential data, whether related to the Casino or to general business matters, which shall come into their possession or knowledge. In addition, Manager agrees that it shall cause all documents, drawings, plans or other materials developed by Operator in connection with the Casino to be returned to Operator upon the termination or expiration of this Agreement and that Manager shall not make use of such information in connection with the Casino or any other undertaking by Manager without the prior express written consent of Operator.

Operator agrees for itself and its Affiliates, agents, representatives and consultants to hold in the strictest confidence and not to disclose to any person, entity, party, firm or corporation (other than agents or representatives of Operator who are also bound by this Paragraph 14) without the prior express written consent of Manager (except as such disclosures are required in applications or by applicable securities laws, Gaming Laws, Gaming Authorities, or under order of a court of competent jurisdiction) any of Manager’s confidential data, whether related to the Casino or to general business matters, which shall come into their possession or knowledge. In addition, Operator agrees that it shall cause all documents, drawings, plans or other materials developed by Manager in connection with ‘the Casino to be returned to Manager upon the termination or expiration of this Agreement and that Operator shall not make use of such information in connection with the Casino or any other undertaking by Operator without the prior express written consent of Manager.

15.          HAZARDOUS MATERIALS

During the Initial Term and each Extension Term; Operator will not utilize Hazardous Substances (as defined in the Casino Sublease) at the Casino.

16.          ESTOPPEL CERTIFICATES

Operator and Manager shall, at any time and from time to time upon not less than ten (10) days prior written request by the other, execute, acknowledge Sand deliver a statement in writing certifying that:

(i)            This Agreement is unmodified and in full force and effect (or, if modified, that the same is in full force and effect, as modified, stating the modifications);

(ii)           The date to which payments have been made under this Agreement; and

(iii)          To the knowledge of Operator or Manager, as the case may be, no Event of Default hereunder on the part of the other party exists (except that if any such Event of Default does exist, the certifying party shall specify such Event of Default), it being intended that any such statements delivered pursuant to this

With copies to:                     Schreck Brignone Godfrey

300 South Fourth Street, Suite 1200
Las Vegas, Nevada 89101
Attn:  Frank Sebreck
Facsimile:  (702) 382-8135

Kummer Kaempfer Bonner & Renshaw
3800 Howard Hughes Parkway, 7th Floor
Las Vegas, Nevada 89109
Attn:  David A. Barksdale
Facsimile:  (702) 796-7181

Mendenhall, LLC
4420 South Decatur Boulevard
Las Vegas, Nevada 89103
Attn:  Robert Mendenhall
Facsimile:  (702) 251-4891

17.          APPROVAL

In any instance where the approval or consent of Operator or Manager is required or permitted hereunder, such approval or consent shall be in writing and such consent or approval except as may otherwise be specified in this Agreement, shall not be unreasonably withheld or delayed.

18.          RELATIONSHIP OF PARTIES

Nothing set forth in this Agreement shall constitute, or be construed to’ be or to create, a partnership, joint venture or agency relationship between Operator and Manager with respect to the management of the Casino.

19.          NO WAIVER

No waiver of any covenant, term or condition of this Agreement by either party shall be construed as a waiver of a subsequent breach of the same covenant, term or condition, The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary, consent to or approval of any subsequent similar act.

20.          CHOICE OF LAW AND FORUM

This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, regardless of the places of its negotiation or execution and without regard to principles of conflicts of law. The parties acknowledge that there are substantial and not isolated connections with the State of Nevada and that each of them is subject to the jurisdiction of the courts of such State pursuant to Nevada’s “Long-Arm” Statute.

Each of the parties submits to the exercise of personal jurisdiction over them in the State of Nevada in connection with any action or proceeding brought by either party relating to, arising from, or based on this Agreement, and each of the parties waives any objection to the exercise of personal jurisdiction over each of them in connection with any such action or proceeding.

The parties agree that any litigation or court action of any kind relating to, or arising from, or based on this Agreement shall be filed in Clark County, Nevada.

If either party shall institute legal proceedings against the other party based on a cause of action arising from this Agreement, the non-prevailing party in such proceeding shall pay the costs and expenses incurred by the prevailing party in such proceedings including reasonable attorneys’ fees and any and all costs and fees incurred on appeal of any lower court decision.

21.          ENTIRE AGREEMENT; MODIFICATION

No employee, agent or representative of either party has the authority to bind the other party to any oral ‘additions, modifications, representations or warranties concerning this Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and no agreement shall be effective to change, modify or terminate this Agreement, in whole or in part, unless such agreement is in writing and duly signed by the authorized representative of the party against whom enforcement of such change, modification or termination is sought. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been physically prepared by one of the parties, or such party’s counsel, it being agreed that both parties and their respective counsel have mutually participated in the negotiation and preparation of this Agreement.

22.          SURVIVAL AND CONTINUATION

Notwithstanding the termination of this Agreement, all terms, provisions and obligations of either party contained herein which in order to give them effect and to accomplish their intent or purpose, need to survive such termination shall, by agreement between Operator and Manager, survive and continue until they have been fully satisfied or performed.

23.          DESCRIPTIVE HEADINGS

The descriptive headings set forth in this Agreement are inserted for convenience and for reference only and do not in any way limit or amplify the terms and provisions of this Agreement.

24.          SUCCESSORS AND ASSIGNS

The terms, provisions and covenants contained in this Agreement shall apply to, inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns; except as otherwise provided in this Agreement.

25.          FORCE MAJEURE

The terms and conditions of this Agreement (with the exception of the obligation of Operator to pay any fee, cost or expense or to transfer any funds or fund any Reserve or working capital reserve or fund the amounts required by the terms of this Agreement or with regard to matters pertaining to an approved Transfer or Transferee) shall be subject to force majeure. Neither Operator nor Manager shall be considered in default in the performance of its obligation hereunder, if such performance is prevented or delayed because of war, hostilities, revolution, civil commotion, strike, lock-out, epidemic, fire, earthquake, wind, flood, or because of any law, order, proclamation, regulation, or ordinance of any governmental authority, or because of any act of God or any other cause whether of similar or dissimilar nature beyond the, reasonable control of the party affected.

26.          AUTHORIZATION

Each of the parties hereto represents to the other party that it has full power and authority to execute this Agreement and to be bound by and shall perform in accordance with the terms hereof On request, each party shall furnish to the other evidence of such authority.

27.          COUNTERPARTS

Any number of counterparts of this Agreement may be executed and delivered and each shall be considered an original and together they shall constitute one agreement.

28.          SEVERABILITY

If any of the provisions of this Agreement or its application shall be held by any court, regulatory agency, Or other governmental authority having competent jurisdiction over this Agreement, to be invalid, illegal, or unenforceable in any respect, the parties shall forthwith cure such invalidity to the extent permitted by Jaw, and notwithstanding the fact that such provisions may be held to be of no force and effect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby. If any such provision or portion thereof is declared invalid, illegal, or unenforceable, the parties to this agreement intend that, in lieu of the invalid, illegal, or unenforceable provision or portion thereof, there be added to this agreement a provision or portion thereof as similar in substance to such invalid, illegal, or unenforceable provision or portion thereof as may be possible so as to accomplish the purposes of such invalid, illegal, or unenforceable provision or portion thereof

IN WITNESS WHEREOF, Operator and Manager have hereunto set their hands and seals on the day and year first above written.

OPERATOR:

RAMPART RESORT MANAGEMENT, LLC,
a Nevada limited liability company

By:	/s/ William J. Paulos
William J. Paulos
Sole Member

MANAGER:

MILLENNIUM MANAGEMENT GROUP II,
LLC, a Nevada limited liability company

By:	/s/ William C. Wortman
William C. Wortman
Manager

By:	/s/ William J. Paulos
William J. Paulos
Sole Member

EXHIBIT A

PROPERTY DESCRIPTION FOR THE LAND

A-1